EXHIBIT 99.2

Monday, December 9, 2024

Dear Shareholders,

I am pleased to report our third quarter of fiscal 2025, during which we delivered revenue of $114.0 million, Adjusted EBITDA of $23.1 million, and non-GAAP EPS of $0.12. Our GAAP net loss was $12.8 million or $(0.10) on a per share basis, which included costs associated with the completion of our acquisition of Hearsay Systems.

We achieved significant margin improvement in Q3, with non-GAAP gross margin increasing to 79.4% and non-GAAP operating expenses as a percentage of revenue decreasing by 10%, leading to an Adjusted EBITDA margin of 20%. Our Adjusted EBITDA was ahead of our guidance, largely due to continued cost and resource optimization, and we have generated $37.7 million of free cash flow over the trailing twelve month period. We experienced some benefit from favorable foreign exchange rates, though our outlook reflects a reversal of this trend in the fourth quarter, and we believe we can show continued improvements that will increase our EBITDA margins and free cash flow generation in the fourth quarter and into next year.

ARR grew sequentially to $441.8 million, including the integration of Hearsay Systems ARR. This is an accomplishment we are proud of, and it shows the progress we are making in scaling our business by broadening our product portfolio. We believe our platform is more robust than ever before in delivering value for our clients. We are well positioned for continued growth across our Direct and Reseller channels, through our partners, and across a variety of markets and geographies.

While Reseller ARR decreased sequentially from the end of the second quarter, this was consistent with the gradual shifts we are making with some of our Reseller partnerships toward usage-based pricing. We believe more focus on usage-based Reseller deals provides an opportunity for overall growth through this channel, and we anticipate some continued movement between committed and uncommitted ARR in subsequent quarters. Total Reseller revenue declined slightly compared to Q2, which was driven primarily by timing, and we anticipate that this revenue will be stable to growing in subsequent periods.

Our retention metrics, which we report on the basis of ARR, do not include contributions from Hearsay for the purposes of consistency in these trailing twelve month calculations. I am pleased to report that based on our results in the third quarter, we saw slight sequential increases in our gross and net retention rates for both our Total and Direct business. Upsells were a primary driver of ACV, and we continue to work with our customers to help them optimize their marketing budgets. We believe there is an opportunity to continue to improve our retention over time as we execute on our product roadmap and deliver more value to our customers through Yext Social, Hearsay's products, platform innovation, and the entirety of our end-to-end digital presence platform.

In Q3, we continued to advance the integration of Hearsay, launched Yext Social, enhanced our go-to-market motion with new data analyses on the impacts of our broader data distribution network and search fragmentation. We also strengthened our publisher network, including one of the largest providers of conversational AI search and chat solutions as well as one of the largest global social networks.

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Hearsay Systems and Yext Social
On August 1, we welcomed the Hearsay team to Yext. We immediately set our integration plans in motion, and I have been impressed by how effectively our combined teams have executed thus far. It is clear to me that Hearsay is a best-in-class digital client engagement platform for the financial services industry.

Communications between financial firms and their customers are highly regulated, and Hearsay’s compliant solutions stands out due to the detailed and specialized knowledge required to ensure compliance. Hearsay has also developed an excellent reputation among its financial services clients. We have become even more confident in the strategic and financial merits of the acquisition. As we complete more of the integration in the coming weeks and months, we expect to shift our focus to generating revenue synergies by cross-selling into our respective customer bases, jointly developing new products and integrating the tech stacks. The synergistic nature of the Hearsay and Yext solutions is clear in our meetings with existing and prospective clients, and a unified approach to data and workflow better prepares our financial services customers for a fragmenting AI search environment. We are particularly pleased with the engagement our combined team is having with customers to drive value through the combined Yext and Hearsay platforms.

We will continue to evaluate opportunities to drive accelerated top line growth through M&A. Our strong balance sheet and cash flow profile provide us with options for attractive M&A. We will remain highly selective and continue to evaluate alternative uses of capital alongside any potential transaction.

As we previewed last quarter, Yext Social became generally available in mid-September. It represents the latest extension of our digital presence platform, and a significant product launch. As consumers increasingly communicate with brands over social media, local social has become a highly strategic channel for multi-location brands.

Yext Social leverages our proprietary Knowledge Graph technology to provide customers with differentiated data analytics and insights. It also leverages cutting-edge automation technologies such as generative AI to accelerate the pace of content creation, scheduling and publishing. The software also significantly reduces the complexity in managing local social campaigns as content can be distributed to multiple locations and social channels.

Customer feedback has been very positive, particularly given how our launch of Yext Social and the addition of Hearsay are in direct response to requests we've had for years to expand our reach to include local Social functionality. As we've noted for the past several quarters, vendor consolidation has been specifically important to our clients, and our platform expansion helps address this. With the actions we've taken over the past few months, we've delivered multiple solutions for our customers to manage local social content across thousands of locations, and we expect other enhanced features to be rolled out over the next few months as well.

Search Fragmentation and AI Search Experiences
When Yext designed its first software solutions over 15 years ago, the market for online search engines was fragmented, with dozens of different companies seeking to gain share of consumer question and answer experiences. This fragmentation was accelerated by proliferation of smart phones and the natural geographical awareness of mobile applications. Our mission was and remains to help our clients navigate the complexity of creating a digital presence amidst a crowded landscape of search engines, directories and mobile applications. Gradually, Google's share of the question and answer experience grew into a dominating position, where the vast majority of consumer questions were being handled by Google's search, maps and other digital properties. This led to a focus on centralized search, with Google as the central element of a customer's digital discovery strategy. Many of our competitors focused on a Google centered strategy at much lower cost, ignoring the ongoing benefits of a more distributed data strategy. It is no secret that we have been challenged by smaller, lower-cost providers of much more limited capability listings and reputation management solutions in a Google dominated search environment.

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Over the last 2 years, we have observed firsthand the rise of Search Generative Experiences powered by rapid advancements in AI technology and large language model development. We believe we are in the early stages of a return to a much more fragmented consumer question and answer environment. Examples of this trend include OpenAI's expansion of ChatGPT to SearchGPT, Perplexity's consumer search experience, the launch of Apple Intelligence, Facebook's launch of a LLama based search engine, and myriad other AI search experiences. Advances in AI are delivering a consumer search experience that represents a large a leap forward in the consumer experience. The difference in the consumer experiences is comparable to Google's superior search experience vs traditional directory search in the early 2000s. We believe we are at the very beginning of this process, and that Google will remain a very strong player in the consumer search market - including their own AI experiences. However we also believe people are going to have many choices when it comes to asking questions conversationally, and we are seeing meaningful adoption of more conversational, less advertising heavy AI search experiences.

Over the last decade, managing consumer search has largely meant managing Google. SEO and SEM industries are largely built around a single player today, and Yext has played an important role in helping our customers manage in this world. Uniquely, Yext has continued to cultivate hundreds of direct API connections to directories, applications and search experiences, and has been early to creating data connections to new, generative search experiences. We believe a fragmented consumer search world will be very good for Yext. As these new experiences gain traction search fragmentation will challenge Brands to find the best ways to make their content discoverable across myriad different AI search experiences.

The Yext platform was designed to give enterprises the tools necessary to structure their information and make it more discoverable to third-party platforms. Even as the market trended toward a single dominant Search player, we have steadfastly continued to invest in our Knowledge Graph system and the broadest network of digital discovery platforms. Our customers are becoming increasingly aware of the risks of ignoring search fragmentation as well as the benefits of being ready for this shift. Many of our conversations with existing clients and prospects begin with a discussion of how Yext can help them navigate this evolution with our superior data management systems and an unmatched ability to distribute content and data to the broadest set of digital experiences. AI experiences have a voracious appetite for high quality, authoritative, structured data, delivered in the form of content and Yext is ideally positioned to help our customers navigate this new complexity.

Customer Success and Product Innovation
During the third quarter, we remained actively engaged in discussions with customers across our key verticals about new business opportunities. They understand our digital experience platform strategy and best-of-breed product suite, and are excited about our expanded social offerings. What is resonating with these partners is the breadth of our platform and the prospect of vendor consolidation, coupled with our focus on customer success and improving value drivers like support and services. We have numerous opportunities to grow and deepen our customer relationships.

Several notable customer wins underscore this. The healthcare vertical was once again a standout, with several new logo wins and upsells during the third quarter. New logo wins included multi-product deals with several leading healthcare providers. These included our core Listings product, Reviews, Content and Services. Additionally, we expanded our relationship with a large, multi-location healthcare system from Listings and Reviews to include Content and Services, and we upgraded our multi-product deal with one of the nation's premier academic medical centers.

In addition to healthcare, we saw new logo wins and renewals across several of our top verticals, ranging from distributors to restaurant chains to financial institutions to CPGs. We had a new logo win with one of the largest wholesale distributors to the residential and commercial construction industries in North America. We were pleased to land this multi-product deal after a rigorous sales and evaluation process, and we are optimistic about our potential to grow with this customer over time.

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Notable expansions and upgrades during the quarter included two international retail customers who decided to move away from competing solutions in favor of Yext’s digital presence platform. An Italian fashion brand adopted our Listings and Reviews solutions after gaining a comprehensive understanding of the features and functionality of our platform. In the UK, we leveraged our partnership with a leading global marketing agency to upgrade a major consumer products retailer from competing products to Yext’s Pages and Search solutions. Lastly, we were thrilled to drive an expansion through a solution sell to a leading global financial institution who added our Pages product to facilitate the rollout of their financial advisors network.

We consistently hear from our new and existing customers that one of the key benefits of the Yext platform is the high level of customization and control over data enabled through our knowledge graph. The knowledge graph has long been a core element of Yext’s intellectual property and remains a key competitive advantage. It describes relationships between entities using semantic search technology, and it captures and organizes data from multiple sources, analyzes complex relationships, combines disparate data silos, and generates visualizations of the flow of information. When a customer is empowered by our knowledge graph, they unlock the value of their data.

Another defining attribute of our knowledge graph is AI-enabled content creation. When Yext creates content for a brand, its choices are based on insights derived from the knowledge graph working in concert with machine learning algorithms. This allows Yext to store a variety of information types, such as customer offers, products and help articles, which enable rich content creation across our Listings, Social, Reviews and Pages products. By combining brand data with performance information we capture from their digital touchpoints, we are able to analyze and create actionable predictive insights. Our customers use these insights to determine the actions that will drive the most impact.

Competitors tend to focus on a flat, relational table around location data, which doesn't adequately explain to AI all the relationships between a business, its offerings, products, solutions, services and events. At Yext, we've been building a robust taxonomy and understanding around the diverse data that drives the customer solution, which enables consumer search and AI models to more effectively learn how to provide accurate and reliable information about a business. As we continue down a path of search fragmentation, Yext is well positioned to play an important role wherever generative AI technologies play a crucial role in the search experience. We have fortified our relationships with the leading AI experiences, and as a result, we are becoming the source of truth for brand information for our customers on these platforms. Looking ahead, we are bullish about our prospects as we execute on our strategy to position ourselves between brands and their consumers at the nexus of the search generative experience.

Financial Outlook
The macroeconomic environment remains complex and uncertain. We are encouraged that the selling environment did not worsen in the second half of this year, and we are seeing some signs that the cost optimization headwinds may be beginning to taper, particularly as brands begin to grapple with new challenges of digital presence management and search fragmentation driven by AI. We are seeing high levels of interest from customers who want to prepare for a fragmented search environment. Just in the last couple weeks, we have seen some deals accelerate as businesses focus on their digital transformation, and we believe this may proliferate as the benefits and risks of an AI-enabled search environment become clearer. While this shift takes place, we are focused on what is within our control, which is creating long, durable relationships with our customers. Delivering increasing value to our customers is our guiding principle, and we believe this ultimately will drive improvements in ARR growth, retention and our bottom line.

Given the current volatility, and considering how much may change in a relatively short period of time, we will continue to take a cautious approach to providing a financial outlook. We remain steadfast in our commitment to running an efficient growth oriented organization, and our financial outlook reflects that. Our full year revenue guidance, detailed below, is consistent with our previously stated range, while also taking into account some impact from foreign exchange rate fluctuations for our international operations. We expect to deliver further Adjusted EBITDA margin expansion during the fourth quarter, and we see our Adjusted EBITDA margins in Q4 as a

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reasonable, conservative starting point for next fiscal year. As has become our practice, we will emphasize Adjusted EBITDA metrics in our operating approach, with continued improvements in this metric throughout next year.

We continue to believe that our stock is a great investment at this time, and this is reflected in our share repurchase activity. In Q3, our repurchase activity totaled $6.7 million, bringing our total year-to-date to just under $7.0 million, and $43.1 million remains available and authorized for future purchase. We intend to continue to maintain a strong balance sheet and cash position while remaining open to buying back our stock at attractive prices. We will continue to focus on a multi-faceted approach to value creation, where we balance organic growth, growth through M&A, focus on Adjusted EBITDA and cash flow and minimizing shareholder dilution.

Conclusion
We continue to be focused on driving top-line growth in ways that are efficient and profitable, and we've made some huge strides in our progress toward our goal of becoming a Rule of 40 company. Our value creation framework is working: comparing our expected FY25 results to FY22, we will show revenue growth of 8% (a CAGR of 2%), while growing our Adjusted EBITDA 220-fold (a CAGR of over 500%) and effectively managing dilution to shareholders with an overall share count decrease of 1%. We are pleased with this progress during a very difficult operating environment. Our global team remains steadfast in our commitment to our value creation principles. All of this is possible because of the diligence of our global team, and the support of our customers and partners.

Thank you,

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
Third Quarter Fiscal 2025 Results
Revenue of $114.0 million, compared to $101.2 million reported in the third quarter fiscal 2024, a 13% increase on an as reported basis or an 11% increase on a constant currency basis. Included in our Q3 revenue was three months' of Hearsay's results, partially offset by a large customer churn which occurred during the fourth quarter fiscal 2024.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $87.7 million, an increase of 11%, compared to $79.1 million reported in the third quarter fiscal 2024. Gross margin of 77.0%, compared to 78.2% in the third quarter fiscal 2024.
•Non-GAAP Gross profit was $90.6 million, an increase of 13%, compared to $79.8 million in the third quarter fiscal 2024. Non-GAAP Gross margin of 79.4%, compared to 78.9% in the third quarter fiscal 2024.
Net Loss and Non-GAAP Net Income:
•Net loss of $12.8 million, compared to $0.5 million in the third quarter fiscal 2024.
•Non-GAAP net income of $15.6 million, compared to $11.3 million in the third quarter fiscal 2024.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $98.1 million, or 86% of revenue, compared to $80.9 million, or 80% of revenue reported in the third quarter fiscal 2024. Sales and marketing costs were 38% of revenue compared to 45% of revenue reported in the third quarter fiscal 2024.
•Non-GAAP Operating expenses were $70.3 million, or 62% of revenue, compared to $69.9 million, or 69% of revenue reported in the third quarter fiscal 2024. Sales and marketing costs were 31% of revenue compared to 41% of revenue reported in the third quarter fiscal 2024.
Net Loss Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net loss per share attributable to common stockholders, basic and diluted, was $0.10 based on 128.0 million weighted average basic and diluted shares outstanding. This compares to net loss per share, basic and diluted, of $0.00 based on 124.2 million weighted average basic and diluted shares outstanding in the third quarter fiscal 2024.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.12 based on 128.0 million weighted average basic shares outstanding and 130.4 million weighted average diluted shares outstanding, respectively. This compares to Non-GAAP EPS, basic and diluted of $0.09 based on 124.2 million weighted average basic shares outstanding and 126.7 million weighted average diluted shares outstanding, respectively, in the third quarter fiscal 2024.
Adjusted EBITDA was $23.1 million, compared to $13.5 million in the third quarter fiscal 2024.
Annual Recurring Revenue ("ARR") was $441.8 million as of October 31, 2024, an increase of 11% year-over-year, compared to $396.8 million as of October 31, 2023. ARR is inclusive of Hearsay' results, which was partially offset by approximately $10.8 million, attributable to a large customer churn which occurred during the three months ended January 31, 2024. As of October 31, 2024, ARR included an approximate $2.5 million positive impact from foreign currency exchange rates, on a constant currency basis.
•Direct customers represented 85% of total ARR, totaling $374.5 million, a 15% increase on an as-reported basis and a 14% increase on a constant currency basis.
•Third-party Reseller customers represented 15% of total ARR, totaling $67.3 million, a decrease of 4% on both an as-reported and a constant currency basis.
Dollar-Based Net Retention Rate ("NRR") for Total customers was 91%. NRR for our Direct customers was 91% and for our Third-party Reseller customers, NRR was 93%.

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Remaining Performance Obligations ("RPO") were $457.1 million as of October 31, 2024. RPO expected to be recognized over the next 24 months of $404.5 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $118.0 million as of October 31, 2024, compared to $182.2 million as of October 31, 2023. The decline was largely due to the closing of our acquisition of Hearsay.
Unearned revenue was $160.9 million as of October 31, 2024, compared to $144.5 million as of October 31, 2023.
Share Repurchase Program: Year to date repurchases totaled $6.9 million and as of October 31, 2024, approximately $43.1 million remained available for future purchases.
Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook
We are introducing the following guidance for our fourth fiscal quarter ending January 31, 2025 and fiscal year ending January 31, 2025.
Fourth Quarter Fiscal 2025 Outlook:
•Revenue is projected to be in the range of $112.4 million to $112.9 million;
•Adjusted EBITDA is projected to be in the range of $24.5 million to $25.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.12 to $0.13, which includes an assumed Non-GAAP tax rate of 25% and assumes 128.2 million weighted-average basic shares outstanding.

Full Year Fiscal 2025 Outlook:
•Revenue is projected to be in the range of $420.3 million to $420.8 million;
•Adjusted EBITDA is projected to be in the range of $67.0 million to $67.5 million; and
•Non-GAAP net income per share is projected to be in the range of $0.35 to $0.36, which includes an assumed Non-GAAP tax rate of 25% and assumes 127.0 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at http://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 1137113.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 8655569, until midnight (ET) December 16, 2024.

Statement Regarding Forward-Looking Information
This letter and the related earnings release and conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our fourth quarter and full year fiscal 2025 and general expectations beyond that fiscal year; statements regarding the expected effects of our acquisition and integration of Hearsay Social, Inc. ("Hearsay"); and statements regarding our expectations regarding the growth of our company, our market opportunity, product roadmap, sales efficiency efforts, cost saving actions, and our industry as well as the same for our acquisition and integration of Hearsay. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other comparable terminology. Actual events or

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results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; our ability to integrate Hearsay's business with ours; our ability to retain personnel necessary for the success of our acquisition and integration of Hearsay; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop or acquire new product and platform offerings to expand our market opportunity; our ability to release new products and updates that are adopted by our customers; our ability to manage our growth effectively; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; the number of options exercised by our employees and former employees; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, acquisition-related costs, and amortization of acquired intangibles. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income

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(loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive awards.
In addition, beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, and amortization of acquired intangibles. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation and certain acquisition-related costs, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) benefit from (provision for) income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, and (6) acquisition-related costs. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation and certain acquisition-related costs. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-

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GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation, certain acquisition-related costs, and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants, and certain purchase accounting adjustments including subsequent measurements, among others, and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, stock-based compensation expense, and acquisition-related costs.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Customer count is defined as the total number of customers with contracts executed as of the last day of the reporting period and a unique administrative account identifier on our platform. Generally, we assign unique administrative accounts to each separate and distinct entity (such as a company or government institution) or a business unit of a large corporation, that has its own separate contract with us to access our platform. We believe that customer count provides insight into our ability to grow our enterprise and mid-size customer base. As such, customer count excludes third-party reseller customers and small business customers as well as customers only receiving free trials. From time to time, some customers previously characterized as small business customers may transition to mid-size customers, and customer count includes these changes resulting from any recharacterization.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and excludes amounts related to overages above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We

EXHIBIT 99.2
believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
We also reference dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate.
For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	October 31, 2024	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$100,484	$210,184
Restricted cash, current	11,671	—
Accounts receivable, net of allowances of $1,468 and $1,013, respectively	57,778	108,198
Prepaid expenses and other current assets	17,353	14,849
Costs to obtain revenue contracts, current	21,447	26,680
Total current assets	208,733	359,911
Property and equipment, net	42,246	48,542
Operating lease right-of-use assets	70,124	75,989
Restricted cash, non-current	5,850	—
Costs to obtain revenue contracts, non-current	11,649	16,710
Goodwill	105,020	4,478
Intangible assets, net	87,986	168
Other long term assets	8,735	3,012
Total assets	$540,343	$508,810
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$62,111	$38,766
Unearned revenue, current	160,855	212,210
Operating lease liabilities, current	18,380	16,798
Total current liabilities	241,346	267,774
Operating lease liabilities, non-current	80,293	89,562
Contingent consideration, non-current	40,107	—
Other long term liabilities	18,635	4,300
Total liabilities	380,381	361,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at October 31, 2024 and January 31, 2024; zero shares issued and outstanding at October 31, 2024 and January 31, 2024	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at October 31, 2024 and January 31, 2024; 152,424,199 and 148,197,347 shares issued at October 31, 2024 and January 31, 2024, respectively; 128,010,487 and 124,867,093 shares outstanding at October 31, 2024 and January 31, 2024, respectively	152	148
Additional paid-in capital	983,358	942,622
Accumulated other comprehensive loss	(4,501)	(4,183)
Accumulated deficit	(699,845)	(679,172)
Treasury stock, at cost	(119,202)	(112,241)
Total stockholders’ equity	159,962	147,174
Total liabilities and stockholders’ equity	$540,343	$508,810

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2024	2023	2024	2023
Revenue	$113,989	$101,164	$307,866	$303,215
Cost of revenue	26,247	22,066	70,086	65,809
Gross profit	87,742	79,098	237,780	237,406
Operating expenses:
Sales and marketing	43,667	45,355	128,878	136,942
Research and development	21,070	18,291	56,709	53,934
General and administrative	33,373	17,233	75,553	53,774
Total operating expenses	98,110	80,879	261,140	244,650
Loss from operations	(10,368)	(1,781)	(23,360)	(7,244)
Interest income	823	1,922	5,578	5,296
Interest expense	(222)	(173)	(738)	(334)
Other expense, net	(55)	(70)	(397)	(687)
Loss from operations before income taxes	(9,822)	(102)	(18,917)	(2,969)
Provision for income taxes	(2,977)	(366)	(1,756)	(1,348)
Net loss	$(12,799)	$(468)	$(20,673)	$(4,317)

Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$—	$(0.16)	$(0.03)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	128,036,993	124,239,180	126,668,394	123,962,358

Other comprehensive (loss) income:
Foreign currency translation adjustment	$(144)	$(876)	$(324)	$(722)
Unrealized gain on marketable securities, net	2	16	6	4
Total comprehensive loss	$(12,941)	$(1,328)	$(20,991)	$(5,035)

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended October 31,
	2024	2023
Operating activities:
Net loss	$(20,673)	$(4,317)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	12,101	12,625
Bad debt expense	1,017	589
Stock-based compensation expense	37,091	34,335
Amortization of operating lease right-of-use assets	6,471	6,739
Adjustments to contingent consideration	607	—
Other, net	(751)	351
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in a business acquisition:
Accounts receivable	55,285	57,251
Prepaid expenses and other current assets	(74)	(2,738)
Costs to obtain revenue contracts	10,476	9,054
Other long term assets	256	542
Accounts payable, accrued expenses and other current liabilities	7,181	(9,175)
Unearned revenue	(89,117)	(78,434)
Operating lease liabilities	(8,312)	(8,892)
Other long term liabilities	307	207
Net cash provided by operating activities	11,865	18,137
Investing activities:
Capital expenditures	(1,769)	(2,320)
Cash paid in acquisition, net of cash acquired	(89,407)	—
Net cash used in investing activities	(91,176)	(2,320)
Financing activities:
Proceeds from exercise of stock options	1,137	8,770
Repurchase of common stock	(6,760)	(23,086)
Payments for taxes related to net share settlement of stock-based compensation awards	(9,031)	(10,718)
Payments of deferred financing costs	(777)	(394)
Proceeds, net from employee stock purchase plan withholdings	2,218	2,546
Net cash used in financing activities	(13,213)	(22,882)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	345	(993)
Net decrease in cash, cash equivalents and restricted cash	(92,179)	(8,058)
Cash, cash equivalents and restricted cash at beginning of period	210,184	190,214
Cash, cash equivalents and restricted cash at end of period	$118,005	$182,156
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:

	Nine months ended October 31,
(in thousands)	2024	2023
Cash and cash equivalents	$100,484	$182,156
Restricted cash, current and non-current	17,521	—
Total cash, cash equivalents and restricted cash	$118,005	$182,156

EXHIBIT 99.2
YEXT, INC.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2024	2023	2024	2023
GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(12,799)	$(468)	$(20,673)	$(4,317)
Interest (income) expense, net	(601)	(1,749)	(4,840)	(4,962)
Provision for income taxes	2,977	366	1,756	1,348
Depreciation and amortization	6,287	3,537	12,101	12,625
Other expense (income), net	55	70	397	687
Stock-based compensation expense	12,693	11,758	37,091	34,335
Acquisition-related costs	14,482	—	16,650	—
Adjusted EBITDA	$23,094	$13,514	$42,482	$39,716

GAAP net loss as a percentage of revenue	(11.2)%	(0.5)%	(6.7)%	(1.4)%
Adjusted EBITDA margin	20.3%	13.4%	13.8%	13.1%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Cost of revenue
GAAP cost of revenue	$26,247	$22,066	$70,086	$65,809
Less: Stock-based compensation expense	(701)	(739)	(2,087)	(2,151)
Less: Acquisition-related costs	(100)	—	(100)	—
Less: Amortization of acquired intangibles	(2,017)	—	(2,017)	—
Non-GAAP cost of revenue	$23,429	$21,327	$65,882	$63,658
GAAP cost of revenue as a % of revenue	23%	22%	23%	22%
Non-GAAP cost of revenue as a % of revenue	21%	21%	21%	21%

Sales and marketing
GAAP sales and marketing	$43,667	$45,355	$128,878	$136,942
Less: Stock-based compensation expense	(4,104)	(4,336)	(10,010)	(12,222)
Less: Acquisition-related costs	(2,431)	—	(2,431)	—
Less: Amortization of acquired intangibles	(1,448)	—	(1,448)	—
Non-GAAP sales and marketing	$35,684	$41,019	$114,989	$124,720
GAAP sales and marketing as a % of revenue	38%	45%	42%	45%
Non-GAAP sales and marketing as a % of revenue	31%	41%	37%	41%

Research and development
GAAP research and development	$21,070	$18,291	$56,709	$53,934
Less: Stock-based compensation expense	(2,533)	(2,822)	(7,923)	(8,385)
Less: Acquisition-related costs	(1,105)	—	(1,105)	—
Non-GAAP research and development	$17,432	$15,469	$47,681	$45,549
GAAP research and development as a % of revenue	18%	18%	18%	18%
Non-GAAP research and development as a % of revenue	15%	15%	15%	15%

General and administrative
GAAP general and administrative	$33,373	$17,233	$75,553	$53,774
Less: Stock-based compensation expense	(5,355)	(3,861)	(17,071)	(11,577)
Less: Acquisition-related costs	(10,846)	—	(13,015)	—
Non-GAAP general and administrative	$17,172	$13,372	$45,467	$42,197
GAAP general and administrative as a % of revenue	29%	17%	25%	18%
Non-GAAP general and administrative as a % of revenue	15%	13%	15%	14%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended October 31,		Nine Months Ended October 31,
	2024	2023	2024	2023
Gross profit
GAAP gross profit	$87,742	$79,098	$237,780	$237,406
Plus: Stock-based compensation expense	701	739	2,087	2,151
Plus: Acquisition-related costs	100	—	100	—
Plus: Amortization of acquired intangibles	2,017	—	2,017	—
Non-GAAP gross profit	$90,560	$79,837	$241,984	$239,557
GAAP gross margin	77.0%	78.2%	77.2%	78.3%
Non-GAAP gross margin	79.4%	78.9%	78.6%	79.0%

Operating expenses
GAAP operating expenses	$98,110	$80,879	$261,140	$244,650
Less: Stock-based compensation expense	(11,992)	(11,019)	(35,004)	(32,184)
Less: Acquisition-related costs	(14,382)	—	(16,551)	—
Less: Amortization of acquired intangibles	(1,448)	—	(1,448)	—
Non-GAAP operating expenses	$70,288	$69,860	$208,137	$212,466
GAAP operating expenses as a percentage of revenue	86%	80%	85%	81%
Non-GAAP operating expenses as a percentage of revenue	62%	69%	68%	70%

Income/Loss from operations
GAAP loss from operations	$(10,368)	$(1,781)	$(23,360)	$(7,244)
Plus: Stock-based compensation expense	12,693	11,758	37,091	34,335
Plus: Acquisition-related costs	14,482	—	16,650	—
Plus: Amortization of acquired intangibles	3,465	—	3,465	—
Non-GAAP income from operations	$20,272	$9,977	$33,846	$27,091
GAAP operating margin	(9)%	(2)%	(8)%	(2)%
Non-GAAP operating margin	18%	10%	11%	9%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended October 31,
	2024	2023
GAAP net loss	$(12,799)	$(468)
Plus: Stock-based compensation expense	12,693	11,758
Plus: Acquisition-related costs	14,482	—
Plus: Amortization of acquired intangibles	3,465	—
Less: Tax adjustment(1)	(2,226)	—
Non-GAAP net income	$15,615	$11,290
GAAP net loss as a percentage of revenue	(11.2)%	(0.5)%
Non-GAAP net income as a percentage of revenue	13.7%	11.2%

GAAP net loss per share attributable to common stockholders, basic	$(0.10)	$—
Non-GAAP net income per share attributable to common stockholders, basic	$0.12	$0.09

GAAP net loss per share attributable to common stockholders, diluted	$(0.10)	$—
Non-GAAP net income per share attributable to common stockholders, diluted	$0.12	$0.09

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	128,036,993	124,239,180
Diluted	128,036,993	124,239,180
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	128,036,993	124,239,180
Diluted	130,351,066	126,733,610

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Nine months ended October 31,
	2024	2023
GAAP net loss	$(20,673)	$(4,317)
Plus: Stock-based compensation expense	37,091	34,335
Plus: Acquisition-related costs	16,650	—
Plus: Amortization of acquired intangibles	3,465	—
Less: Tax adjustment(1)	(7,816)	—
Non-GAAP net income	$28,717	$30,018
GAAP net loss as a percentage of revenue	(6.7)%	(1.4)%
Non-GAAP net income as a percentage of revenue	9.3%	9.9%

GAAP net loss per share attributable to common stockholders, basic	$(0.16)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, basic	$0.23	$0.24

GAAP net loss per share attributable to common stockholders, diluted	$(0.16)	$(0.03)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.22	$0.23

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	126,668,394	123,962,358
Diluted	126,668,394	123,962,358
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	126,668,394	123,962,358
Diluted	127,976,060	127,808,283

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended October 31,
Constant Currency Revenue	2024	2023	Growth Rates
Revenue (GAAP)	$113,989	$101,164	13%
Effects of foreign currency rate fluctuations	(1,251)
Revenue on a constant currency basis (Non-GAAP)	$112,738		11%

	Nine months ended October 31,
	2024	2023	Growth Rates
Revenue (GAAP)	$307,866	$303,215	2%
Effects of foreign currency rate fluctuations	(1,645)
Revenue on a constant currency basis (Non-GAAP)	$306,221		1%

	Three months ended October 31,		Nine months ended October 31,
Free Cash Flow	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$(15,795)	$(1,573)	$11,865	$18,137
Less: Capital expenditures inclusive of capitalized software development costs	(577)	(753)	(1,769)	(2,320)
Free cash flow	$(16,372)	$(2,326)	$10,096	$15,817
Operating cash flow margin	(14)%	(2)%	4%	6%
Free cash flow margin	(14)%	(2)%	3%	5%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

	October 31,		Variance
	2024	2023	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$374,502	$326,625	$47,877	15%
Third-Party Reseller Customers	67,293	70,201	(2,908)	(4)%
Total Annual Recurring Revenue	$441,795	$396,826	$44,969	11%

	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023
Annual Recurring Revenue Trend
Direct Customers	$374,502	$313,392	$312,060	$315,594	$326,625
Third-Party Reseller Customers	67,293	68,361	70,528	71,784	70,201
Total Annual Recurring Revenue	$441,795	$381,753	$382,588	$387,378	$396,826

	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024	Oct. 31, 2023
Dollar-Based Net Retention Rate
Direct Customers	91%	91%	91%	91%	97%
Third-Party Reseller Customers	93%	94%	94%	95%	95%
Total Customers	91%	91%	91%	92%	96%

Note: Numbers rounded for presentation purposes and may not sum.